Exhibit 10.22

CHEUNG KAM FAI

UNIT 13-15
SOUTH SEAS CENTRE
75 MODY ROAD
TST HONG KONG
jcheungpa@gmail.com

STRICTLY PRIVATE & CONFIDENTIAL

ENGAGEMENT LETTER

Date: 26 December 2024

LYC Healthcare (Cayman) Ltd

Harneys Fiduciary (Cayman) Limited,

4th Floor, Harbour Place, 103 South Church Street,

P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands

Attention:	The Board of Directors

Dear Sir/Madam,

Re: Proposed Listing of LYC Healthcare (Cayman) Ltd with its subsidiaries on the National Association of Securities Dealers Automated Quotations (the “NASDAQ”)

We refer to our recent discussions in respect of the application of LYC Healthcare (Cayman) Ltd (the “Company”), together with its subsidiaries (the “Group”) for listing of its Shares (the “Listing”) on the NASDAQ pursuant to The Rules Governing the Listing of Securities on the NASDAQ (the “Listing Rules”). And Cheung Kam Fai (“CKF”; Passport No.: 124541630) would like to offer himself to act as the Consultant (the “Consultant”) to the Company for the Listing. Set out below are the terms upon which the Company shall appoint CKF as your Consultant.

1.	Scope of work

During the Terms of this letter, the Consultant is hereby retained by the Company on a non-exclusive basis to provide consultant services (the “Services”) to the Company to be mutually agreed to from time to time which are anticipated to include:

(i)	Introduce professional parties in relation to the Listing to the Company, which may include financial intermediaries, financial advisers, lawyers and auditors, etc., and;

(ii)	Provide the Company with information, materials and other documents required by the Company.

(iii)	To secure an underwriter and investors for the Company for the listing on the NASDAQ and to ensure the underwriter underwrites the full IPO shares.

2.	Remuneration

In consideration of the Services of the Consultant in relation to the successful Listing, the Company shall pay to the Consultant a fee of USD50,000-00 (the “Fee”). The Fee shall be paid to the Consultant on successful basis upon IPO of the Company, and the full payment of USD50,000-00 shall be from the Proceeds raised from IPO.

3.	Undertakings and acknowledgements by the Company

The Company agrees that it should forthwith disclose to the Consultant all matters, for the exclusive purposes of fulfilling the engagement, whether of a financial nature or otherwise and whether relating to itself or any third party which are or may be material to the financial position, business and/or operations of the Company, which it is aware or which comes to its attention. The Company hereby acknowledges that the Consultant will rely on any information being obtained for carrying out its obligations under this letter.

In agreeing to the terms of this letter, the Company further irrevocably undertakes:

(a)	to accept full responsibility for the completeness, truthfulness and accuracy of all representation, information and facts given to the Consultant in relation to the Services and that no other representation, information or facts will be withheld, the omission of which will make any representation, information or facts given to the Consultant incorrect, unfair or misleading and to notify the Consultant as soon as practicable should the Company subsequently discover anything which renders any such representation, information or facts untrue, unfair, inaccurate or misleading and to take all such steps reasonably required to correct such representation, information or facts;

(b)	to notify the Consultant in the event of any material change to any representation or information previously provided to or accessed by the Consultant;

(c)	to keep the Consultant fully informed of all strategies, developments, proposals, discussions or other factors relevant to this engagement;

(d)	that the terms of engagement with experts retained to perform services related to the Services should contain clauses entitling the Consultant access, to the extent as required under the Listing Rules, to such experts, experts’ reports, draft reports (both written and oral) and terms of engagement, information provided to or relied on by the experts, information provided by the experts to the regulators, all other correspondence exchanged between the Company or its agents and the expert or between the experts, the Company and the regulators. The Consultant has the right to take copies of relevant documents without charge; and

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(e)	to maintain, provide to or procure for the Consultant all necessary consents and authorizations required for the provision of the information referred to in paragraphs (1) to (3) above.

The Company agrees and confirms that:

(a)	without detracting from the obligation of the Consultant to make such enquiries as it may consider appropriate in the discharge of its obligations under this engagement, the Consultant shall be entitled to rely upon all information supplied to it by or on behalf of the Company or its advisers and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same;

(b)	all correspondence and other papers (excluding those of which the Company has propriety rights and ownership) held by the Consultant in relation to any matter undertaken for the Company shall be the Consultant’s property with the exception of original contracts, share certificates and other documents of title held to the Company’s order and any documents the return of which the Company has requested on or prior to dispatch to the Consultant;

(c)	the Consultant will not be responsible for providing specialist or technical advice (for example on legal, accounting or taxation matters) in connection with the Services;

(d)	the Consultant is authorised by the Company to do anything which is necessary either to carry out its services under this engagement or to comply with any applicable laws, rules or regulations or practices as may be appropriate and to act through agents if previously approved by the Company; and

(e)	we accept instructions from the Company on the basis that we do not assume liability to any person other than the Company in relation to advice provided to the Company.

4.	Confidentiality

The Company agrees that, save as may be required by the Listing Rules, the Securities and Futures Ordinance, laws, rules, regulations, guidelines, notices, circulars, order, judgments, decrees or rulings of any court, government, governmental or any regulatory authority (including, without limitation, the Stock Exchange and the Securities and Futures Commission), the Company would, and would procure that its directors, officers, employees and affiliates would, keep all correspondence with us arising under this engagement confidential. The Company also agrees that no part of any correspondence rendered by us in connection with services performed for the Company under the terms of this engagement letter will be quoted or made public without our prior written consent. In the event that the Company decides to disclose any correspondence from us to the Company’s professional advisers, the Company hereby agrees that the Company will first obtain their written agreement to be bound to us by the terms of this confidentiality clause in connection with any disclosure made to them by the Company.

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Save as may be required by the Listing Rules, the Securities and Futures Ordinance, laws, rules, regulations, guidelines, notices, circulars, order, judgments, decrees or rulings of any court, government, governmental or any regulatory authority (including, without limitation, the Stock Exchange and the Securities and Futures Commission) or required to be disclosed to our insurers, we agree that we shall, and shall procure that our directors, officers, employees and affiliates shall, keep all information provided by the Company and all correspondence arising under this engagement confidential and that we shall not, without the Company’s prior written consent, disclose the same to any party other than the Company’s professional advisers engaged in the Services. We further agree that no part of any information or correspondence rendered by us in connection with services performed for the Company under the terms of this engagement letter will be quoted or made public without the Company’s prior written consent.

The restrictions contained in this clause shall survive the termination of this engagement letter without limit in time.

5.	Termination

The Consultant reserves the right at any time and without any liability or continuing obligations to the Company to resign from this engagement by giving the Company reasonable notice (taking into account the circumstances of the case) in writing if there arises any circumstances, including regulatory requirements, which in the absolute opinion of the Consultant, makes it incapable for the Consultant to continue to advise or act for the Company.

Termination of this engagement letter for whatever reason shall not relieve either party of their obligations arising or accrued prior to the termination and shall be without prejudice to the continued existence and validity of their respective rights and obligations under clause 3 & 4 of this engagement letter.

6.	Indemnity

The Company agrees with the Consultant to indemnify and to hold harmless the Consultant and its affiliates, associated companies and all members of the Consultant’s group of companies, and the directors, officers, agents and employees, (any and all of which or whom is referred to as an “Indemnified Person”) from and against any actions, claims and proceedings from time to time made or threatened to be made against any of the Indemnified Persons and all losses, and damages suffered and all payments, costs, charges or expenses made or incurred (including but not limited to all payments, costs or charges or expenses made or incurred arising out of or in connection with the settlement of any such actions, claims and proceedings or the enforcement of any such settlement or any judgement obtained in respect of any of such actions, claims and proceedings on a full indemnity basis) by any such Indemnified Person in any jurisdiction whatsoever and which relate to or arise from, directly or indirectly:

(a)	the Consultant’s engagement hereunder; or

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(b)	the performance by the Consultant of its duties under this engagement letter; or

(c)	any breach on the part of the Company of any of the provisions of this engagement letter.

The Consultant shall not be responsible for any action, claim, proceeding, liability, loss, damages, payment, costs or expenses which may be incurred or suffered by the Company or for any other consequence (including, but not limited to, any reprimand issued by the Stock Exchange or the delisting of the Company’s shares on the Stock Exchange) arising out of or in connection with:

(a)	any breach on the part of the Company of any of the provisions of this engagement letter; or

(b)	any default under or breach by the Company of any of the provisions of the Listing Rules and/or applicable law, regulations and codes (except where such default or breach arises as a result of the Company following advice provided negligently or recklessly by the Consultant in the performance of its duties under this engagement letter); or

(c)	the Company failing to follow or otherwise ignoring advice provided by the Consultant (whether directly or through their respective affiliates or professional advisers) in the performance of the Consultant’s duties under this engagement letter.

7.	Severability

Any provision of this engagement letter which is prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent as required by such law, be severed from this engagement letter and rendered ineffective so far as is possible without modifying the remaining provisions of this engagement letter. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent as permitted by such law to the end that this engagement letter shall be a valid and binding agreement enforceable in accordance with its terms.

8.	Governing Law and Jurisdiction

This engagement letter shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto submit to the non-exclusive jurisdiction of the courts of Hong Kong in connection herewith but this engagement letter may be enforced in any court of competent jurisdiction.

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We would appreciate it if the Company would confirm the engagement of Cheung Kam Fai as the Consultant to the Company on the above basis by signing and returning a duplicate copy of this engagement letter to us at your earliest convenience.

Yours faithfully	Confirmed and accepted by

For and on behalf of	For and on behalf of
The Consultant	LYC Healthcare (Cayman) Ltd

/s/ Cheung Kam Fai	/s/ Sui Diong Hoe
Cheung Kam Fai	Sui Diong Hoe
Director

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